                                 EMPLOYMENT AGREEMENT


         This Employment Agreement is dated as of _____________, 1996, and is entered into between United Auto Group, Inc., a Delaware corporation ("UAG"), UAG West, Inc., a Delaware corporation (the "Company") and Steven Knappenberger, an individual resident of the State of Arizona ("Executive").

         WHEREAS, Executive and the Company desire to embody in this Agreement the terms and conditions of Executive's employment by the Company.

         NOW, THEREFORE, the parties hereby agree:


                                       ARTICLE
                       EMPLOYMENT, DUTIES AND RESPONSIBILITIES

SECTION 1.1   EMPLOYMENT.

         Executive shall be employed as President, Chief Operating Officer and Director of the Company, as Chairman of the Board of each subsidiary of the Company and as dealer principal for the manufacturers of the existing dealerships of the Company and its subsidiaries. Executive hereby accepts such employment.

SECTION 1.2   DUTIES AND RESPONSIBILITIES.

         (a) Executive shall be required to perform such duties and responsibilities as are consistent with his positions and as the Chief Executive Officer of UAG may from time to time reasonably prescribe. Executive's duties shall include the management and oversight of operations of the Company's subsidiaries. Executive shall report, in the performance of his duties, directly to the Chief Executive Officer of UAG. Executive agrees to perform his duties, responsibilities and obligations hereunder to the best of his ability. Executive agrees that all of his activities as an employee of the Company shall be in material conformity with all reasonable and lawful policies, rules and regulations of the Company not inconsistent with this Agreement.

         (b) Executive shall submit annual operating budgets for each of the Company's subsidiaries to the Chief Executive Officer of UAG for approval, which approval shall not be unreasonably withheld, and shall obtain approval, which approval shall not be unreasonably withheld, from the Chief Executive Officer of UAG for unbudgeted capital expenditures by any of the Company's subsidiaries in excess of $100,000 per dealership.

SECTION 1.3   EXECUTIVE'S OFFICE.

         Executive shall perform his duties hereunder at his offices in Arizona or California.

SECTION 1.3   UAG'S DUTIES

         UAG and UAG West shall permit UAG West's operating subsidiaries to retain earnings (i) sufficient to operate their respective businesses consistent with past practices and consistent with the annual operating budgets of such subsidiaries, and (ii) sufficient to fund any capital expenditures made pursuant to the provisions of Section 1.2(b) hereof.


                                      ARTICLE 2
                                         TERM

SECTION 2.1   TERM.

         The term of this Agreement shall begin on the date hereof (the "Effective Date") and, unless otherwise earlier terminated pursuant to ARTICLE 5 hereof, shall end on the date which is five years following the Effective Date; PROVIDED, HOWEVER, that such term shall be extended automatically for an additional year on each anniversary of the Effective Date unless either party hereto gives written notice to the other party not to so extend within ninety
(90) days prior to an anniversary, in which case no further extension shall occur (such term, including any extension thereof, shall herein be referred to as the "Term").


                                      ARTICLE 3
                              COMPENSATION AND BENEFITS

SECTION 3.1   SALARY AND BENEFITS.

         As compensation and consideration for the performance by Executive of his obligations under this Agreement, Executive shall be entitled to the following (subject, in each case, to the provisions of Article 5 hereof):

    (a) SALARY. The Company shall pay Executive a salary during the first two years of the Term, payable in accordance with the normal payment procedures of the Company and subject to such withholdings and other normal employee deductions as may be required by law, at the rate of Three Hundred Sixty Thousand Dollars ($360,000) per annum (or such PRO RATA amount thereof for any period of less than one year). After the first two years of the Term, Executive's salary shall be increased to Seven Hundred Fifty Thousand Dollars ($750,000) per annum. At the end of the first year of the Term, and annually thereafter, the Chief Executive Officer of UAG shall review Executive's salary and, at the time of such review, Executive's salary may be increased (but not decreased) by mutual agreement of Executive and the Company.

    (b) BENEFITS. During the Term, the Company shall, either directly or through UAG or one of its wholly-owned subsidiaries, provide the Executive, at the Company's expense, with the employee benefits set forth on EXHIBIT A hereto.

    (c) EXPENSES. The Company will reimburse Executive for reasonable business-related expenses incurred by him in connection with the performance of his duties hereunder during the Term, including travel, facsimile, telephone and other direct expenses incurred in respect of his California office, subject, however, to the Company's reasonable policies relating to expense reimbursement.

    (d) VACATION. Executive shall be entitled to four weeks paid vacation (or such additional vacation as the Chief Executive Officer of UAG shall determine) in accordance with the Companies' policies during the Term.

    (e) VEHICLES. Executive shall be entitled to the use of two vehicles selected by Executive including insurance, maintenance and registration expenses. Executive shall also be reimbursed for gasoline for the vehicles.

    (f) EXPENSES. The Companies will reimburse Executive for reasonable business-related expenses incurred by him in connection with the performance of his duties hereunder, including a monthly budget of $1,500 for entertainment expenses for business purposes.

    (g) STOCK OPTIONS. Executive shall be entitled to receive, from time to time, stock options on terms and conditions comparable to the stock options, if any, that UAG grants to employees of UAG or any of its subsidiaries with responsibilities and duties similar to the responsibilities and duties of Executive under this Agreement; PROVIDED, HOWEVER, that the decision to grant stock options to Executive and to others similarly situated shall be made by UAG in its sole discretion.

    (h) TAXES. The Companies shall not be responsible for the payment of Executive's tax liabilities (if any) relating to the compensation and benefits the Companies provide to the Executive pursuant to this Agreement, except that the Companies shall pay Executive an additional amount equal to the amount of Executive's tax liability directly related to (i) the benefits set forth in subparagraph (e) hereof and (ii) the payment of Executive's medical insurance premiums as set forth in EXHIBIT A hereto.

SECTION 3.2   MANAGEMENT BONUS.

         In addition to paying Executive's base salary, UAG West shall pay to Executive or persons designated by Executive, and agreed upon by UAG West, a bonus (the "Management Bonus") for each dealership or dealership group (each an "Acquired Dealership" and collectively, the "Acquired Dealerships") that the Company acquires or opens in the Territory (as defined below) during the period commencing on the Closing Date and ending at the end of the Term (the "Management Bonus Period"). Each Management Bonus shall consist of a cash payment (of not less than $0) equal to eight (8%) percent of the Acquired Dealership's Pre-Tax Earnings (as defined below) for each twelve (12) month period commencing on the date the Company acquires the Acquired Dealership and ending on the date Executive's employment with the Company terminates, except as provided in Section 5.4(b); PROVIDED that if either Jay Beskind or George Brochick are terminated as employees of UAG West or any subsidiary or affiliate, any similar bonus then payable to either of them shall also inure to the benefit of Executive. Eighty percent (80%) of the Management Bonus shall be paid within 15 days of the end of each quarter and any balance shall be paid within 30 days of the end of each twelve (12) month period. Bonuses shall be pro rated for partial twelve-month periods except as provided in Section 5.4(b). For purposes of this Section 3.2, each Acquired Dealership's Pre-Tax Earnings shall mean the consolidated net earnings (or losses) before taxes, of such Acquired Dealership, computed in accordance with generally accepted accounting principles; PROVIDED, HOWEVER, that the calculation of the Acquired Dealership's Pre-Tax Earnings shall add back any LIFO inventory adjustment and shall not include any start-up expenses, depreciation or amortization expense, or expenses incurred in connection with the acquisition, including acquisition-related indebtedness and covenants not to compete, or any overhead expenses of UAG or the Company . For purposes of this
Section 3.2, "Territory" shall mean the States of Arizona, Colorado, New Mexico and Utah and the counties in the State of California listed on EXHIBIT B hereto.


                                      ARTICLE 4
                             CONFIDENTIALITY; NON-COMPETE

SECTION 4.1   CONFIDENTIALITY.

         Executive agrees that he will not, at any time during, or for six months after the termination of, Executive's employment, make use of or divulge to any other person, firm or corporation any confidential or proprietary information concerning the business or policies of the Company, any of its subsidiaries or their affiliates. Executive agrees and acknowledges that all of such information, in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of the Company, and upon termination of his employment with the Company (except as provided in the Broker's Agreement or Stock Purchase Agreement), Executive shall return to the Company the originals and all copies of any such information provided to or acquired by Executive in connection with the performance of his duties for the Company, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by Executive during the course of his employment, and no copy of any such materials shall be retained by him. As used herein, confidential information shall mean all information concerning UAG, the Company or any of their subsidiaries or affiliates except information (i) ascertainable or obtained from public information, (ii) received from a third party not employed by or otherwise affiliated with UAG, the Company or any of their subsidiaries or affiliates, or (iii) which is or becomes known to the public, other than through a breach by Executive of the terms of this Agreement.

SECTION 4.2   NON-COMPETE.

         (a) For the Non-Compete Period (defined below), Executive shall not, directly or indirectly, for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity, compete, own, operate, control, or participate or engage in the ownership, management, operation or control of, or be connected with as an officer, employee, partner, director, shareholder, representative, consultant, independent contractor, guarantor, advisor or in any other similar capacity or otherwise have a financial interest in, a proprietorship, partnership, joint venture, association, firm, corporation or other business organization or enterprise that competes with the business of the Company or any of its subsidiaries or their affiliates. For purposes hereof, the Company shall be deemed to be in the business of operating dealerships located in the United States of America that engage in the retail sale of new and used automobiles or light duty trucks and businesses ancillary thereto, PROVIDED, HOWEVER, that with respect to any post-termination employment Non-Compete Period, for any business of Executive to be deemed competitive for purposes hereof, it must be located within a 50 mile radius of any automobile or truck dealership or ancillary business in which the Company (or any affiliate thereof), directly or indirectly, has an ownership interest of 20% or more at the time the competing activities commence. During the Non-Compete Period, Executive shall not interfere with or disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between the Company or any of its subsidiaries or their affiliates and any customer, client, supplier, manufacturer, distributor, consultant, independent contractor or employee of the Company or any of its subsidiaries or their affiliates.

         (b) The Non-Compete Period shall mean (i) the term of Executive's employment, if he is employed for five (5) years or more or (ii) five (5) years from execution of this Agreement; provided, however, if Executive is terminated without Cause (as defined in Section 5.1), the Non-Compete Period shall terminate on the date of his termination.

         (c) Notwithstanding anything herein to the contrary, Executive may own, directly or indirectly, up to 4.9% of the outstanding capital stock of any competitive business having a class of capital stock which is traded on any national stock exchange or in the over-the-counter market. Further, the activities of

Executive on behalf of Broker under that Broker's Agreement dated the date hereof are expressly permitted by UAG and UAG West.

         (d) Executive acknowledges that (i) the agreements and covenants contained in this Section 4.2 are essential to protect the value of the Company's and its subsidiaries' and their affiliates' business and assets, (ii) by virtue of his employment with the Company and its subsidiaries, Executive has obtained and will obtain knowledge, contacts, know-how, training, experience and other information relating to the Company's and its subsidiaries' and their affiliates' business operations, and (iii) there is a substantial probability that such knowledge, know-how, contacts, training, experience and information could be used to the substantial advantage of a competitor of the Company and its subsidiaries and their affiliates and to the Company's and its subsidiaries' and their affiliates' detriment.

                                      ARTICLE 5
                                     TERMINATION

SECTION 5.1   TERMINATION BY THE COMPANY.

         Subject to Section 5.4, the Company shall have the right to terminate Executive's employment at any time for Cause. For purposes of this Agreement, "Cause" shall mean: (i) Executive's material failure, neglect or refusal to perform his duties hereunder, which material failure, neglect or refusal shall not be remedied by Executive within thirty (30) days of receipt by Executive of written notice from the Company of such neglect, (ii) Executive's refusal to follow the reasonable and lawful instructions, orders or directives of the Chief Executive Officer of UAG with respect to his material duties and responsibilities hereunder which refusal is not remedied promptly after receipt by Executive of written notice from the Chief Executive Officer of UAG of such refusal, (iii) Executive's conviction for, or the entry of a plea (including nolo contendere or its equivalent) by Executive with respect to any act of fraud, misappropriation or embezzlement or any felony under federal or state law, or (iv) any wilful or intentional act of Executive that has the effect of causing injury to the reputation or business of UAG, the Company or their subsidiaries or affiliates in any material respect.

SECTION 5.2   DEATH.

         In the event Executive dies during the Term, this Agreement shall automatically terminate (subject to Section 5.4 hereof), such termination to be effective on the date of Executive's death.

SECTION 5.3   DISABILITY.

         In the event that Executive shall suffer a disability which shall have prevented him from performing satisfactorily his obligations hereunder for a period of at least 90 consecutive days, or 180 non-consecutive days within any 365 day period, the Company shall have the right to terminate this Agreement (subject to Section 5.4 hereof).

SECTION 5.4   EFFECT OF TERMINATION.

         (a) In the event of termination of Executive's employment for any reason, the Company shall pay to Executive (or his beneficiary in the event of his death) any salary or bonuses earned but not paid to Executive prior to the effective date of such termination.

         (b) In the event that the Company terminates Executive's employment without Cause prior to the expiration of the Term, the Company shall, for a period equal to the remainder of the Term, continue to (i) pay to Executive his salary and Management Bonus and reimburse him for all business-related expenses incurred through the date of termination, (ii) provide Executive with benefits on the terms set forth in Section 3.1(b), and (iii) vest in full all stock options granted to him, the term (exercise period) of which shall remain in full force and effect notwithstanding Executive's termination.

                                      ARTICLE 6
                                    MISCELLANEOUS

SECTION 6.1   UAG GUARANTY.

         UAG hereby guarantees the due and punctual performance of the obligations of the Company hereunder.

SECTION 6.2   NO VIOLATION.

         Executive represents and warrants to the Company that neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates or will violate the provisions of any other agreement to which he is a party or by which he is bound. The Company represents and warrants to Executive that neither the execution and delivery of this Agreement nor the performance of its duties hereunder violates or will violate the provisions of any other agreement to which it is a party or by which it is bound.

SECTION 6.3   BENEFIT OF AGREEMENT; ASSIGNMENT; BENEFICIARY.

         This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Company's assets or business, or with or into which the Company may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforceable by,

Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's beneficiary, devisee, legatee or other designee, or if there is no such designee, to Executive's estate.

SECTION 6.4   NOTICES.

         Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by telegram or telex or by registered or certified mail, postage prepaid, with return receipt requested, addressed: (a) in the case of the Company to c/o United Auto Group, Inc. 375 Park Avenue, New York, New York 10022, facsimile no. (212) 223-5148,
Attention: General Counsel, or to such other address and/or to the attention of such other person as the Company shall designate by written notice to Executive; and (b) in the case of Executive, to Steven Knappenberger at 6725 E. McDowell Road, Scottsdale, Arizona 85257-3103, or to such other address as Executive shall designate by written notice to the Company. Any notice given hereunder shall be effective and deemed to have been given as of the date received.

SECTION 6.5   AMENDMENT.

         This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

SECTION 6.6   WAIVER.

         The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof. Any waiver must be in writing and signed by Executive or the Company, as the case may be.

SECTION 6.7   HEADINGS.

         The Article and Section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

SECTION 6.8   AGREEMENT TO TAKE ACTIONS.

         Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement or to effectuate the purposes hereof.

SECTION 6.9   SURVIVORSHIP.

         The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

SECTION 6.10  VALIDITY.

         The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

SECTION 6.11  COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

SECTION 6.12  GOVERNING LAW.

         This Agreement shall be governed by the laws of the State of Arizona without regard to conflict of law principles.

SECTION 6.13  INDEMNIFICATION.

         UAG, the Company and the Company's subsidiaries (a) shall indemnify and hold Executive harmless to the full extent permitted by law, if Executive is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding (other than an action, suit or proceeding commenced by Executive without approval of the Company's Board of Directors) by reason of the fact that he is or was an officer or employee of the Company or its subsidiaries after the date hereof against all liability and loss suffered and expenses reasonably incurred by Executive, (b) shall maintain (or cause to be maintained) in the certificate of incorporation of the Company and the articles of incorporation of its subsidiaries, provisions limiting the liability of officers and directors from stockholders to the full extent permitted by law and (c) shall maintain directors and officers liability insurance with terms, deductibles and coverages customary for companies of similar size and nature. Nothing herein shall be interpreted as requiring UAG, the Company or its subsidiaries to indemnify Executive for any claim arising out of a breach by Executive of the terms of this Agreement or of the terms of that certain Stock Purchase Agreement dated June 6, 1996 between Executive, UAG, the Company and certain other parties.

         IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement effective as of the date first above written.

                             UNITED AUTO GROUP, INC.

                             By:  _______________________________
                             Its: _______________________________



                             UAG WEST, INC.


                             By:  _______________________________
                             Its: _______________________________



                             ____________________________________
                             Steven Knappenberger, Individually

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                                      EXHIBIT A

                                  EXECUTIVE BENEFITS


-   family health insurance coverage
-   annual health physical
- $2.5 million life insurance coverage - at rate not to exceed premium paid in 1996
-   directors / officers liability insurance
- $10 million umbrella liability insurance coverage - as additional insured under Company policy
-   Arizona Country Club and Arizona Club dues
-   first class air travel for business
-   personal secretarial services - as part of secretary's duties
-   home personal computer
-   YPO time / expenses

                                     EXHIBIT "B"


                                       Counties

                                 State of California


    Los Angeles

    Orange

    Riverside

    Ventura

    San Bernadino

    San Diego